Exhibit 99.1

MindMed Announces Transition of CFO

NEW YORK, March 25, 2022 — Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED) (the “Company” or “MindMed”), a clinical stage biopharmaceutical company developing novel products to treat brain health disorders, today announced that its Chief Financial Officer, David Guebert, will be retiring from his position on March 31, 2022.

“On behalf of the Board of Directors and Executive team, I would like to thank Dave, who was essential to the founding and early growth of our organization,” said Robert Barrow, Chief Executive Officer and Director of MindMed. “As we advance our robust drug development and digital medicine programs, we continue to identify leaders who will guide MindMed through this critical stage in our growth. Dave leaves us well positioned financially and strategically to create long-term value for shareholders and to deliver on our commitment to patients in need of novel treatment options.”

MindMed has retained an executive search firm to assist the Company’s Board of Directors in identifying a new Chief Financial Officer with expertise and experience in the US biotech market.

About MindMed

MindMed is a clinical stage biopharmaceutical company developing novel products to treat brain health disorders, with a particular focus on psychiatry, addiction, pain and neurology. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative drug candidates, with and without acute perceptual effects, targeting the serotonin, dopamine and acetylcholine systems.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

For Media: media@mindmed.co

For Investors: ir@mindmed.co